Exhibit 10.35

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into effective as of June 19, 2017 (the "Effective Date"), by and between S&W Seed Company (the "Company") and Mark Wong ("Executive"). The Company and Executive are hereinafter collectively referred to as the "Parties", and individually referred to as a "Party".

Whereas, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services, and Executive wishes to be so employed and to receive such benefits; and

Whereas, the Company and Executive wish to enter into this Agreement to define their mutual rights and duties with respect to Executive's compensation and benefits.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1. EMPLOYMENT.

1.1   Term. The term of this Agreement shall begin on the Effective Date, and shall continue until terminated in accordance with Section 5 herein.

1.2   Title. Executive shall serve as the Company's President and Chief Executive Officer ("CEO") and shall serve in such other capacity or capacities as the Board of Directors of the Company (the "Board") may from time to time prescribe, but only as consistent with the customary duties of a CEO.

1.3   Duties. Executive shall report solely and directly to the Board and shall do and perform all reasonable services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of a CEO, consistent with the bylaws of the Company and as required by the Board. Executive will be the highest ranking executive officer of the Company, with the full powers, responsibilities and authorities customary for the chief executive officer of corporation of the size, type and nature of the Company, together with such powers authorities and responsibilities as may reasonably be assigned to him but the Board.

1.4   Location. Executive shall maintain an office at the Company's offices in Sacramento, California and an office in Boulder, Colorado (80% of which shall be paid for by the Company up to a maximum of $2,500 per month upon submission of satisfactory documentation); provided, however, that the Company may require Executive to travel temporarily to other locations in connection with the Company's business.

1.

1.5   Board Membership. Executive will continue to serve as a member of the Board until the next Annual Meeting of Stockholders. Thereafter, his service on the Board will be subject to the same scrutiny by the Nominating and Governance Committee (the "Nominating Committee") as all other director nominee candidates. Executive's service as a member of the Board will be further subject to any required stockholder approval. Upon the termination of Executive's employment for any reason, unless otherwise agreed to by the Board, Executive will be deemed to have resigned from the Board (and any boards of subsidiaries) voluntarily, without any further required action by Executive, as of the end of Executive's employment. For so long as Executive remains an employee of the Company, he will not be additionally compensated for his services as a member of the Board.

2. LOYAL AND CONSCIENTIOUS PERFORMANCE.

2.1   Loyalty. Except as expressly provided herein, during Executive's employment by the Company Executive shall devote Executive's full business energies, interest, abilities and productive time to the proper and efficient performance of Executive's duties under this Agreement.

2.2   Non-Company Business. While employed by the Company, Executive shall not, without the Company's prior written consent, (i) render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of Executive's duties under this Agreement, or (ii) directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate or engage in any activity or other business competitive with the Company's business. Notwithstanding the foregoing, Executive may, however, serve as a member of the board of directors of other companies or organizations provided that Executive notifies the Board in advance of commencing any such membership and the Board determines that such membership does not conflict with Executive's obligations to the Company. Executive shall not invest in any company or business which competes in any manner with the Company; provided that, Executive may, without violating this section, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in competition if (i) such shares are actively traded on an established national securities market in the United States, (ii) the number of shares of such corporation's capital stock that are owned beneficially (directly or indirectly) by Executive represents less than two percent of the total number of shares of such corporation's outstanding capital stock, and (iii) Executive is not otherwise associated directly or indirectly with such corporation or with any affiliate of such corporation. Notwithstanding the foregoing, it is understood and agreed, and shall constitute the Company's prior written consent thereto, that Executive shall continue to serve as a member of the Board of Directors for Anuvia Nutrients Inc. and Vestaron Inc. and will continue to maintain his role in his personal investments in Colorado Financial Holdings LLC, which is not competitive with the Company.

3. COMPENSATION OF EXECUTIVE.

3.1   Base Salary. The Company shall pay Executive a base salary at the annualized rate of $350,000 per year (the "Base Salary"), less payroll deductions and all required withholdings, payable in regular bi-weekly payments or otherwise in accordance with Company policy. Such Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

2.

3.2   Bonus Compensation. In the discretion of the Compensation Committee of the Board (the "Compensation Committee"), Executive may, beginning with the Company's 2018 fiscal year, receive an annual bonus in acknowledgement of his and the Company's performance (the "Performance Bonus"). For the Company's 2018 fiscal year, Executive shall be eligible to earn a Performance Bonus of up to $800,000, payable 70% in equity awards and 30% in cash. The equity awards, if any, shall be divided equally between stock options and RSU's (which shall be assignable to family foundations or other entities at the discretion of the Executive for estate planning purposes). Whether to award a Performance Bonus and the amount of same shall be determined by the Compensation Committee, taking into account the achievement of personal goals (fifty percent (50%) and Company financial goals (fifty percent (50%)), which shall be determined by the Compensation Committee with input from Executive on or before the commencement of the applicable Fiscal Year. Annual target goals will be memorialized by the Company's Human Resources Department. The amount of potential Performance Bonus compensation, the allocation between cash and equity, and the target goals will be subject to review annually. For the Fiscal Year 2018, Executive's cash portion of the Performance Bonus shall be guaranteed at a minimum of $240,000. Executive must remain an active employee through the Company's bonus payment date for the applicable fiscal year in order to earn a Bonus for that period.

3.3   Equity Compensation. Contingent on Executive's commencement of employment pursuant to this Agreement and subject to approval by the Board (or the Compensation Committee, if applicable), Executive will be granted a stock option under the Company's Amended and Restated 2009 Equity Incentive Plan (the "Plan") to purchase 150,000 shares of the Company's common stock (the "Option"). The Option shall be granted at the fair market value as of the date of grant and will vest in equal monthly installments on the final day of each month over the three year period following the Effective Date, subject to Executive's continued service to the Company through each applicable vesting date and the terms of the Plan.

3.4   Employment Taxes. All of Executive's compensation and payments under this Agreement shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.5   Benefits. Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement which may be in effect from time to time and made available to the Company's executive or key management employees.

3.6   Expenses. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other executive officers of the Company, as such plans, policies, and arrangements may exist from time to time. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time. Such reimbursement shall include business class air travel for all flights in excess of four (4) hours, maintenance of a Boulder, Colorado office in accordance with and subject to section 1.4 hereof, and all expenses associated with Executive's travel to the Sacramento, California offices of the Company, including, but not limited to, hotels, meals, car rentals, etc.; provided, however, that expenses related to commuting from Colorado to Sacramento shall be capped at $5,000 per month.

3.

3.7   Reimbursement of Legal Fees. The Company agrees to reimburse Executive for attorneys' fees and costs incurred and paid in the review of this Agreement, up to a maximum of $5,000 (such amount to be paid upon submission to the Company of an itemized statement for services rendered).

3.8   Compensation Review. All components of Executive's compensation shall be regularly reviewed by the Compensation Committee in order to ensure that Executive's compensation is aligned with the executive compensation policies and guidelines established by the Compensation Committee and discussed in the Company's Compensation Disclosure and Analysis (or similar discussion) in its Annual Reports on Form 10-K.

3.9   Stock Ownership Guidelines. Executive shall be subject to, and shall comply with, the Company's stock ownership guidelines, including compliance with its Insider Trading Policy, and Section 16 of the Securities Exchange Act of 1934, as amended.

4. DEFINITIONS.

For purposes of this Agreement, the following terms shall have the following meanings:

4.1   Cause. "Cause" for the Company to terminate Executive's employment hereunder means the occurrence of any of the following events: (i) Executive's commission of any felony or any crime involving fraud or dishonesty under the laws of the United States or any state thereof; (ii) Executive's attempted commission of, or participation in, a fraud or material act of dishonesty against the Company; (iii) Executive's intentional, material violation of any material contract or material agreement between Executive and the Company (including this Agreement) or of any statutory duty owed to the Company that is not cured within thirty days following the issuance of written notice from the Company to the Executive reasonably explaining the basis for the Company's conclusion that said violation has occurred, provided that notice and opportunity to cure shall not apply where the violation is not reasonably susceptible of cure; (iv) Executive's unauthorized use or disclosure of the Company's confidential information or trade secrets; or (v) Executive's gross misconduct relating to the business affairs of the Company. Executive's termination will not be considered for Cause unless it is approved by a majority vote of the members of the Board of Directors or an independent committee thereof. It is understood that good faith decisions of Executive relating to the conduct of the Company's business or the Company's business strategy will not constitute "Cause."

4.2   Change in Control. For purposes of this Agreement, "Change in Control" means: the occurrence of any one or more of the following events: (i) any person (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities (other than in connection with a transaction involving the issuance of securities by the Company the principal purpose of which is to raise capital for the Company); (ii) there is consummated a merger, consolidation or similar transaction to which the Company is a party and the

4.

stockholders of the Company immediately prior thereto do not own outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity immediately following such merger, consolidation or similar transaction or more than 50% of the combined outstanding voting power of the parent of the surviving entity immediately following such merger, consolidation or similar transaction; or (iii) there is consummated a sale, lease exclusive license or other disposition of all or substantially all of the assets of the Company (and any of its subsidiaries), other than a sale, lease or other disposition of all or substantially all of the assets of the Company (and any of its subsidiaries) to an entity more than 50% of the combined voting power of which is owned immediately following such disposition by the stockholders of the Company immediately prior thereto. For the avoidance of doubt, a reincorporation of the Company shall not be deemed a Change of Control.

4.3   Complete Disability. "Complete Disability" shall mean the inability of Executive to perform Executive's duties under this Agreement because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term Complete Disability shall mean the inability of Executive to perform Executive's duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines can be expected to result in death or expected to last for a continuous period of more than four months. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement. The Company shall act upon this Section in compliance with the Family Medical Leave Act (if applicable to the Company), the Americans with Disabilities Act (as amended), and applicable state and local laws.

4.4   Good Reason. "Good Reason" for Executive to terminate Executive's employment hereunder shall mean the occurrence of any of the following events without Executive's consent; provided however, that any resignation by Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) Executive gives the Company written notice of the intent to terminate for Good Reason within 90 days following the first occurrence of the condition(s) that Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within 30 days following receipt of the written notice (the "Cure Period") of such condition(s) from Executive; and (iii) Executive actually resigns his employment within the first 15 days after expiration of the Cure Period:

4.4.1   a material breach of this Agreement by the Company;

4.4.2   a material reduction (but not less than 10%) by the Company of Executive's Base Salary as initially set forth herein or as the same may be increased from time to time, unless such reduction is part of a reduction program equally applicable to other executive employees of the Company;

4.4.3   a material reduction in Executive's authority, duties or responsibilities; or

5.

4.4.4   the Company relocates the facility that is Executive's principal place of business with the Company to a location that requires an increase in Executive's one-way driving distance by more than 50 miles.

4.4.5   the failure of the Company to either nominate or elect Executive as a member of the Company's Board of Directors.

5. COMPENSATION UPON TERMINATION.

5.1   Death Or Complete Disability. If Executive's employment with the Company is terminated as a result of Executive's death or Complete Disability, Executive will be entitled to any (a) unpaid Base Salary or Performance Bonus accrued up to the Date of Termination, (b) pay for accrued but unused vacation, (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive and under which he has a vested right (including any right that vests in connection with the termination of his employment), (d) unreimbursed business expenses to which Executive is entitled to reimbursement under the Company's expense reimbursement policy, and (e) rights to indemnification Executive may have under the Company's Articles of Incorporation, Bylaws, the Employment Agreement, or separate indemnification agreement, as applicable, including any rights Executive may have under directors and officers insurance policies (the "Accrued Obligations").

5.2   With Cause or Without Good Reason. If Executive's employment with the Company is terminated at any time either by the Company for Cause or by Executive without Good Reason, the Company shall pay the Accrued Obligations, and the Company shall thereafter have no further obligations to Executive under this Agreement.

5.3   Without Cause or for Good Reason. If Executive's employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, and in either case Executive signs a separation agreement including a comprehensive waiver and release of claims in such form as the Company may require (the "Release") on or within the time period set forth therein, but in no event later than 45 days after Executive's termination date, and allows such Release to become effective in accordance with its terms (such latest permitted date on which the Release could become effective, the "Release Deadline"), then Executive will receive the following benefits:

5.3.1   Severance Payment. Cash severance of twelve months of the Base Salary ("Severance Payment") plus the full amount of the possible bonus compensation to which he would have been entitled for the current year (see Section 3.2(a) above), less standard deductions and withholdings. In addition, the Company shall pay, or cause to be paid, the Executive's health insurance premiums for twelve months. Cash severance is payable within ten (10) business days following the Effective date of the Release (see Section 5.3 above). For the avoidance of doubt, the Severance Payment shall relate to the Base Salary at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the termination, and prior to any reduction in Base Salary that would permit Executive to voluntarily terminate employment for Good Reason.

6.

5.3.2   Equity Acceleration. Upon the effective date of such termination, all of the outstanding stock options, restricted stock units, or other equity awards Executive holds with respect to the Company's common stock, including but not limited to the Option, shall accelerate and vest such that 100% of such equity awards shall be deemed vested and fully exercisable. In addition, the exercise period for the Option, as well as all other outstanding stock options, shall be extended to the remainder of the full term of the Option.

5.4   Change of Control. If during Executive's employment with the Company (i) there is a Change of Control (as defined herein) and (ii) Executive is not offered a Comparable Position (as defined below) by the surviving corporation, Executive will be eligible to receive a severance payment equal to (a) his annual Base Salary as in effect immediately before the Change of Control transaction plus (b) the full amount of the current year's targeted incentive bonus compensation as contemplated by Section 3.2 above, multiplied by a factor of two; provided, however, that the multiplier shall be increased to a factor of three in the event the price of the Company's Common Stock payable in connection with the Change of Control transaction (the "Transaction Price") is at least $10 per share. In addition, the Company shall pay, or cause to be paid, the Executive's health insurance premiums for two years from the date of the Change of Control transaction or, in the event the Transaction Price is at least $10 per share, for three years. "Comparable Position" is a position with similar or greater responsibilities at Executive's then-current Base Salary that does not require Executive's relocation.

5.5   Termination by Mutual Agreement of the Parties. Executive's employment pursuant to this Agreement may be terminated at any time upon mutual agreement, in writing, signed by both of the Parties. Any such termination of employment shall have the consequences specified in such writing.

5.6   Survival of Certain Provisions. Sections 5, 7, 8, 9, 10, 13, 14, 15, 18, 20, 21, and 22 shall survive the termination of this Agreement.

6. EQUITY ACCELERATION UPON CHANGE IN CONTROL.

Provided that Executive is employed by the Company immediately preceding the effective time of a Change in Control, upon the date of such Change in Control the outstanding stock options, restricted stock units, or other equity awards Executive holds with respect to the Company's common stock, including but not limited to the Option, shall accelerate and vest such that 100% of such equity awards shall be deemed vested and fully exercisable. In addition, the exercise period for the Option, as well as all other outstanding stock options, shall be extended to the remainder of the full term of the Option.

7. CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

7.1   As a condition of employment, Executive agrees to execute and abide by the Company's Confidential Information and Inventions Assignment Agreement attached hereto as Exhibit A.

7.

7.2   While employed by the Company and for one year thereafter, Executive agrees that in order to protect the Company's trade secrets and confidential and proprietary information from unauthorized use, Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

8. INDEMNIFICATION.

Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company's Bylaws and Articles of Incorporation, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship) and on terms no less favorable than provided to any other Company executive officer or director.

9. ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

10. CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

11. INTEGRATION.

This Agreement, including Exhibit A, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive's employment and the termination of Executive's employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

12. AMENDMENT.

Except as otherwise provided for in this Agreement, this Agreement cannot be amended or modified except by a written agreement signed by Executive and the Chairman of the Board.

8.

13. WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

14. SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties' intention with respect to the invalid or unenforceable term or provision.

15. INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and have consulted with, Executive's own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

16. REPRESENTATIONS AND WARRANTIES.

Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive's execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

17. COUNTERPARTS; FACSIMILE.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Facsimile signatures shall be treated the same as original signatures.

18. DISPUTE RESOLUTION.

To ensure the timely and economical resolution of disputes that may arise in connection with Executive's employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive's employment, or the termination of Executive's employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Sacramento, California, conducted by JAMS, Inc. ("JAMS") under the then applicable JAMS rules (which can be found at the following web address: http://www.jamsadr.com/rulesclauses).

9.

By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator's essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS' arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

19. TRADE SECRETS.

It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive's former employers, nor shall the Company and/or its Affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

20. ADVERTISING WAIVER.

Executive agrees to permit the Company and/or its affiliates, subsidiaries, or joint ventures currently existing or which shall be established during Executive's employment by the Company (collectively, "Affiliates"), and persons or other organizations authorized by the Company and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, or the machinery and equipment used in the provision thereof, in which Executive's name and/or pictures of Executive taken in the course of Executive's provision of services to the Company and/or its Affiliates, appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution. The Company agrees that, following termination of Executive's employment, it will not create any new such literature containing Executive's name and/or pictures without Executive's prior written consent.

21. APPLICATION OF SECTION 409A.

All benefits under this Agreement are intended to qualify for an exemption from application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect ("Section 409A") or to comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

10.

Notwithstanding anything to the contrary set forth herein, any severance benefits that constitute "deferred compensation" within the meaning of Section 409A shall not commence in connection with Executive's termination of employment unless and until Executive has also incurred a "separation from service" (as such term is defined in Treasury Regulation Section 1.409A-1(h)) ("Separation From Service"), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of the severance benefit payments provided for in this Agreement is a separate "payment" for purposes of Treasury Regulation Section 1.409A- 2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the severance benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the severance benefits constitute "deferred compensation" under Section 409A and Executive is, on the termination of service, a "specified employee" of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive's Separation From Service, or (ii) the date of Executive's death. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive's Separation From Service occurs, the Release will not be deemed effective any earlier than the Release Deadline. Except to the minimum extent that payments must be delayed because Executive is a "specified employee" or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company's normal payroll practices.

The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

22. PARACHUTE PAYMENTS.

Except as otherwise provided in an agreement between Executive and the Company, if any payment or benefit Executive would receive from the Company or otherwise in connection with a Change in Control ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be equal to the Reduced Amount (as defined herein). The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

11.

If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit to Executive.

The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such event, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which Executive's right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive. Any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

12.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

S&W Seed Company

By: /s/ Mark J. Harvey
Mark J. Harvey
Chairman of the Board of Directors

Date: 10 August 2017

Executive

/s/ Mark Wong

Mark Wong

Date: August 11, 2017

EXHIBIT A

CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS
AND CONFIDENTIALITY AGREEMENT

In consideration of my employment by S&W Seed Company (the "Company") and the compensation I receive from the Company, I agree to certain restrictions placed by the Company on my use and development of information, copyright, trade secrets and technology, as more fully set out below.

  Proprietary Information. I understand that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this Agreement, "Proprietary Information" is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company's business, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in my possession or part of my general knowledge prior to my employment by the Company as specifically identified and disclosed by me in Exhibit "A"; or (iii) the information is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and who did not learn of it directly from the Company.

  Proprietary Information includes, without limitation, information (whether conveyed orally or in writing) relating to: (i) all aspects of the publication of the Company's products, such as its instruction manuals, testing materials and text books; (ii) client/customer lists, vendor lists or other lists or compilations containing client, customer or vendor information; (iii) information about products, proposed products, research, testing, product development, techniques, processes, costs, profits, markets, marketing plans, strategies, forecasts, sales or commissions; (iv) plans for the future development or new product concepts; (v) publishing techniques or processes, documents, books, papers, drawings, schematics, models, sketches, computer programs, databases or other data, including electronic data recorded or retrieved by any means; (vi) the compensation, performance and terms of employment of other employees; (vii) all other information that has been or will be given to me in confidence by the Company (or any affiliate); (viii) software in various stages of development, and any designs, drawings, schematics, specifications, techniques, models, data, source code, algorithms, object code, documentation, diagrams, flow charts, research development, processes and procedures relating to any software; and (ix) any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Proprietary Information.

Proprietary Information Inventions Form, California, 2010

  Company Materials. I understand that the Company possesses or will possess "Company Materials" which are important to its business. For purposes of this Agreement, "Company Materials" are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. "Company Materials" include, without limitation, research and data, test score compilations, draft publications and manuals, graphic designs, product names and marketing material, customer lists, computer software, media or printouts, sound recordings and other printed, typewritten or handwritten documents, and financial information relating to the industry or the Company.

  All Company Materials shall be the sole property of the Company. I agree that during my employment with the Company, I will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or for no reason, or during my employment if so requested by the Company, I will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement.

  Intellectual Property.

  3.1   All Proprietary Information and all right, title and interest in and to any patents, patent rights, copyrights, trademark rights, mask work rights, trade secret rights, and all other intellectual and industrial property and proprietary rights that currently exist or may exist in the future anywhere in the world (collectively "Rights") in connection therewith shall be the sole property of the Company. I hereby assign to the Company any Rights I may have or acquire in such Proprietary Information. At all times, both during my employment with the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company except as may be necessary and appropriate in the ordinary course of performing my duties to the Company. The disclosure restrictions of this Agreement shall not apply to any information that I can document is generally known to the public through no fault of mine. Nothing contained herein will prohibit an employee from disclosing to anyone the amount of his or her wages.

  3.2   All Company Materials shall be the sole property of the Company. I agree that during my employment with the Company, I will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any

Proprietary Information Inventions Form, California, 2010

  reason, or for no reason, or during my employment if so requested by the Company, I will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement.

  3.3   I agree that all ''Inventions" (which term includes patentable or non-patentable inventions, original works of authorship, derivative works, trade secrets, trademarks, copyrights, service marks, discoveries, patents, technology, algorithms, computer software, application programming interfaces, protocols, formulas, compositions, ideas, designs, processes, techniques, know-how, data and all improvements, rights and claims related to the foregoing), which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment, shall be the sole property of the Company. I hereby assign, without further consideration, all such Inventions to the Company (free and clear of all liens and encumbrances), and the Company shall be the sole owner of all Rights in connection therewith.

  I acknowledge that all original works of authorship which are made by me (in whole or in part, either alone or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," as defined in the United States Copyright Act (17 USCA, Section 101). I will not disclose Inventions covered by this Section 3.3. to any person outside the Company, unless I am requested to do so by management personnel of the Company.

  3.4   I agree to maintain adequate and current written records on the development of all Inventions and to disclose promptly to the Company all Inventions and relevant records, which records will remain the sole property of the Company. I further agree that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work or authorship, design, formula, discovery, patent, or copyright that I do not believe to be an Invention, but is conceived, developed, or reduced to practice by me (in whole or in part, either alone or jointly with others) during my employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact the ideas, process, or invention, etc., constitutes an Invention subject to assignment under Section 3.3. I will also disclose to the Company all Inventions conceived, reduced to practice, used, sold, exploited or developed by me (in whole or in part, either alone or jointly with others) within one (1) year of the termination of my employment with the Company ("Presumed Inventions"); such disclosures shall be received by the Company in confidence, to the extent they are not assigned to the Company in Section 3.3., and do not extend such assignment. Because of the difficulty of establishing when any Presumed Invention is first conceived or developed by me, or whether it results from access to Proprietary Information or the Company's equipment, facilities, and data, I agree that all Presumed Inventions and all Rights associated therewith shall be

Proprietary Information Inventions Form, California, 2010

  presumed to be Inventions subject to assignment under Section 3.3. I can rebut this presumption, if I prove that a Presumed Invention is not an Invention subject to assignment under Section 3.3.

  3.5   I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company's expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or my assignment with respect to such Inventions in any and all countries. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, enforce or defend any Rights relating to any assigned Invention, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact, with full power of substitution, to act for and in my behalf and instead of me, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by me.

  3.6   Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such waiver and consent. I will confirm any such waivers and consents from time to time as requested by the Company.

  3.7   I have attached hereto as Exhibit A a complete list of all existing Inventions to which I claim ownership as of the date of this Agreement and that I desire to specifically clarify are not subject to this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement.

  Prior Actions and Knowledge. I represent and warrant that from the time of my first contact or communication with the Company, I have held in strict confidence all Proprietary Information and have not (i) disclosed any Proprietary Information or delivered any Company Materials to anyone outside of the Company, or (ii) used, copied, published, or summarized any Proprietary Information or removed any Company Materials from the business premises of the Company, except to the extent necessary to carry out my responsibilities as an employee of the Company.

  Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any confidential information, proprietary information or trade secrets of my former or concurrent employers. I agree that I will not bring onto the premises of the Company any

Proprietary Information Inventions Form, California, 2010

  document or any property belonging to my former employers unless consented to in writing by them. I represent and warrant that I have returned all property and confidential information belonging to all prior employers.

  Non-Solicitation of Employees. I agree that for a period of twelve (12) months following the termination of my employment with the Company, I will not, on behalf of myself or any other person or entity, solicit the services of any person who was employed by the Company on the date of my termination of employment or at any time during the six (6) month period prior to the termination of my employment.

  Non-Compete Provision. During the term of his employment, the Employee will not, directly or indirectly, personally engage in, nor shall the Employee own, manage, operate, join, control, consult with, participate in the ownership, operation or control of, be employed by, or be connected in any manner with any person or entity which solicits, offers, offers to provide, or provides any services or products similar to those which the Company offers to its customers or prospective customers.

  Without limiting the generality of the above language, the Employee expressly agrees that during the period discussed above, he will not directly or indirectly (on his/her own behalf or on behalf of another person or entity) sell such services or products to, attempt to sell such services or products to, or otherwise solicit purchases of such services or products from, the following:

      any customer with whom the Employee (or any other employee or representative under the Employee's direct or indirect supervision) has had direct or indirect contact or to whom the Employee (or any other employee or representative under the Employee's supervision) has directly or indirectly sold such services or products during the period of the Employee's employment; or

      any prospective customer who has been directly or indirectly solicited by the Company, or who has approached the Company, and with whom the Employee (or any other employee or representative under the Employee's supervision) has had direct or indirect contact or to whom the Employee (or any other employee or representative under the Employee's supervision) has directly or indirectly attempted to sell such services or products during the term of the Employee's employment.

      In the event the Employee's employment is involuntarily or voluntarily terminated, and during the applicable non-competition period the Employee wishes to obtain other employment or otherwise become involved in another business, the Employee agrees to give written notice to the Company before accepting any subsequent employment, and to then meet and confer in good faith with the Employee's manager prior to accepting such employment or becoming involved in another business. The Employee will provide, in writing, the Employee's manager with

Proprietary Information Inventions Form, California, 2010

      the name of any potential future employer or business and agrees to provide said potential employer or business entity with a copy of this Agreement, The Company shall also have the right to provide a copy of this Agreement to any potential employer of the Employee.

      Exceptions to Non-compete

        The restrictions contained in Section 9(b) shall not prevent the Employee from owning up to one percent (1%) of a publicly held company which competes with the Company, as long as the Employee does not otherwise violate the terms of this Agreement.

        The restrictions contained in Section 9(b) shall not prevent the Employee from accepting employment with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company, on the following conditions: Prior to accepting such employment, the Employee provides the Company with the following separate written assurances, satisfactory to the Company: (1) that Employee will not provide any of the Company's Confidential Information to the new employer; (2) that Employee will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Company and; (3) that Employee agrees that the Employee will not violate any of the terms of this Agreement.

  No Conflict with Obligations to Third Parties. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary or confidential information acquired by me in confidence or in trust prior to my employment with the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

  Remedies. I recognize that nothing in this Agreement is intended to limit any remedy of the Company under applicable trade secrets laws. I recognize that my violation of this Agreement could cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, making any remedy at law or in damages inadequate. Therefore, I agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief the Company deems appropriate. This right shall be in addition to any other remedy available to the Company.

  Survival. I agree that my obligations under Sections 3.1 through 3.6, 6 and 7 and the provisions of Sections 10 and 12 through 14 of this Agreement shall continue in effect after termination of my employment, regardless of the reason

Proprietary Information Inventions Form, California, 2010

  or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.

  Controlling Law; Severability. I agree that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.

  Successors and Assigns. This Agreement shall be effective as of the date I execute this Agreement and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

  Entire Agreement/Modification. The terms of this Agreement (including all attached Exhibits, which are incorporated herein by this reference) are the final expression of my agreement with respect to its subject matter and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement can only be modified by a subsequent written agreement executed by an officer of the Company.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I HAVE COMPLETELY NOTED ON EXHIBIT A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION AND INVENTIONS THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

Proprietary Information Inventions Form, California, 2010

Date: 9-19-17	/s/Mark W. Wong Employee Signature Mark W. Wong Name (type or print)
Accepted and Agreed to: S & W SEED COMPANY By: _________________________________ Name: _________________________________ Title: _________________________________

Proprietary Information Inventions Form, California, 2010

EXHIBIT A

EMPLOYEE'S DISCLOSURE

Ladies and Gentlemen:

1. Except for the information and ideas listed below that rightfully became part of my general knowledge prior to my first contact or communication with the Company, I represent that I am not in the possession of and have no knowledge of any information that can be considered the Proprietary Information of ____________ (the "Company"), other than information disclosed by Company during my employment negotiations, which I understand and agree is the Proprietary Information of Company.

2. Except for the complete list of Inventions set forth below, I represent that I (in whole or in part, either alone or jointly with others) have not made, conceived, developed or first reduced to practice any Inventions relevant to the subject matter of my employment with the Company prior to my employment with the Company.

_√___ No Inventions

_____ See below:

_______________________________________________________________________________________

_______________________________________________________________________________________

_______________________________________________________________________________________

_______________________________________________________________________________________

_______________________________________________________________________________________

____ Additional sheets attached

/s/Mark W. Wong Employee Signature Mark Wong Name (type or print)	Date: 9-19-17

Proprietary Information Inventions Form, California, 2010